Exhibit 3.1

COMPOSITE CERTIFICATE OF INCORPORATION

REFLECTING ALL AMENDMENTS TO DATE

OF

ON24, INC.

ARTICLE I

The name of the Corporation is ON24, Inc.

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, County of New Castle. The name of its registered agent at such address is Corporation Service Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV

The total number of shares of capital stock which the Corporation shall have authority to issue is 80,243,863 of which (i) 27,243,863 shares shall be preferred stock, par value $0.0001 per share (the “Preferred Stock”), and (ii) 53,000,000 shares shall be common stock, par value $0.0001 per share (the “Common Stock”).

The voting powers, designations, preferences, powers and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions of each Class of capital stock of the Corporation, shall be as provided in this Article IV.

A.    PREFERRED STOCK

1.    Designation. A total of (a) 2,310,067 shares of the Corporation’s Preferred Stock shall be designated as a class known as Class B-1 Preferred Stock, par value $0.0001 per share (the “Class B-1 Preferred Stock”), (b) 3,233,851 shares of the Corporation’s Preferred Stock shall be designated as a class known as Class B Preferred Stock, par value $0.0001 per share (the “Class B Preferred Stock”), (c) 16,522,290 shares of the Corporation’s Preferred Stock shall be designated as a class known as Class A-2 Preferred Stock, par value $0.0001 per share (the “Class A-2 Preferred Stock”), and (d) 5,177,655 shares of the Corporation’s Preferred Stock shall be designated as a class known as Class A-1 Preferred Stock, par value $0.0001 per share (the “Class A-1 Preferred Stock”, together with the Class A-2 Preferred Stock, the “Class A Preferred Stock”)

2.    Voting.

(a)    Election of Directors. The holders of outstanding shares of Class B Preferred Stock shall be entitled to elect one (1) director of the Corporation (the “Class B Preferred Director”) and the holders of outstanding shares of Class A Preferred Stock shall be entitled to elect one (1) director of the Corporation (the “Class A Preferred Director” and together with the Class B Preferred Director, the “Preferred Directors”). Except as provided in Section A.2(a)(iv) below, (i) the Class B Preferred Director shall be elected by a plurality vote, with the elected candidate being the candidate receiving the greatest number of affirmative votes (with each holder of Class B Preferred Stock entitled to cast one vote for or against each candidate for Class B Preferred Director with respect to each share of Class B Preferred Stock held by such holder) of the outstanding shares of Class B Preferred Stock, with votes cast against such candidates and votes withheld having no legal effect and (ii) the Class A Preferred Director shall be elected by a plurality vote, with the elected candidate being the candidate receiving the greatest number of affirmative votes (with each holder of Class A Preferred Stock entitled to cast one vote for or against each candidate for Class A Preferred Director with respect to each share of Class A Preferred Stock held by such holder) of the outstanding shares of Class A Preferred Stock, with votes cast against such candidates and votes withheld having no legal effect. The election of such Preferred Directors shall occur (i) at the annual meeting of holders of capital stock, (ii) at any special meeting of holders of capital stock if such meeting is called for the purpose of electing directors, (iii) in the case of the Class B Preferred Director, at any special meeting of holders of Class B Preferred Stock called by holders of not less than a majority of the outstanding shares of Class B Preferred Stock and in the case of the Class A Preferred Director, at any special meeting of holders of Class A Preferred Stock called by holders of not less than a majority of the outstanding shares of Class A Preferred Stock or (iv) by the written consent of holders of, in the case of the Class B Preferred Director, a majority of the outstanding shares of Class B Preferred Stock and, in the case of the Class A Preferred Director, a majority of the outstanding shares of Class A Preferred Stock. If at any time when (i) any share of Class B Preferred Stock is outstanding the Class B Preferred Director should cease to be a director for any reason, the vacancy shall only be filled by the vote or written consent of the holders of a majority of the outstanding shares of Class B Preferred Stock, voting together as a separate class, in the manner and on the basis specified above or as otherwise provided by-law and (ii) any share of Class A Preferred Stock is outstanding any such Class A Preferred Director should cease to be a director for any reason, the vacancy shall only be filled by the vote or written consent of the holders of a majority of the outstanding shares of Class A Preferred Stock, voting together as a separate class, in the manner and on the basis specified above or as otherwise provided by-law. The Class B Preferred Director may only be removed by the vote or written consent of the holders of a majority of the then outstanding shares of Class B Preferred Stock, voting together as a single class, in the manner and on the basis specified above or as otherwise provided by-law and the Class A Preferred Director may only be removed by the vote or written consent of the holders of a majority of the then outstanding shares of Class A Preferred Stock, voting together as a single class, in the manner and on the basis specified above or as otherwise provided by-law. Subject to the rights of the holders of outstanding Common Stock to elect two directors as provided in Section B.1, the holders of outstanding shares of Preferred Stock shall also be entitled to vote in the election of all other directors of the Corporation together with holders of all other shares of the Corporation’s outstanding capital stock entitled to vote thereon, voting as a single class, with each outstanding share of Preferred Stock entitled to the number of votes specified in Section A.2(b) hereof. The holders of outstanding shares of Preferred Stock may, in their sole discretion, determine not to elect one or more Preferred Directors as provided herein from time to time, and during any such period the Board of Directors of the Corporation (the “Board of Directors”) shall not be deemed unduly constituted solely as a result of such vacancy.

(b)    Voting Generally. Each outstanding share of Class B Preferred Stock, Class B-1 Preferred Stock and Class A Preferred Stock shall be entitled to a number of votes equal to the number of shares of Common Stock into which such share of Preferred Stock is then convertible pursuant to Section A.6 hereof as of the record date for the vote or written consent of stockholders, if applicable. Each holder of outstanding shares of Preferred Stock shall be entitled to notice of any stockholders’ meeting in accordance with the by-laws of the Corporation and shall vote with holders of the Common Stock, voting together as single class, upon all matters submitted to a vote of stockholders, excluding those matters required to be submitted to a Class vote pursuant to the terms hereof (including, without limitation, Section A.8) or by-law.

3.    Dividends.

(a)    The holders of shares of Class B-1 Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor, cumulative dividends (the “Class B-1 Dividend”) at the rate of 8% of the Class B-1 Original Issue Price (as defined below) per share of Class B-1 Preferred Stock per annum (as adjusted for subsequent stock dividends, stock splits, combinations, recapitalizations or the like with respect to such share) (the “Class B-1 Dividend Rate”) from the date of original issuance of such share (the “Closing Date”), which dividends shall accrue daily in arrears and be compounded annually, whether or not such dividends are declared by the Board of Directors or paid.

(b)    The holders of shares of Class B Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor, cumulative dividends (the “Class B Dividend”) at the rate of 10% of the Class B Original Issue Price (as defined below) per share of Class B Preferred Stock per annum (as adjusted for subsequent stock dividends, stock splits, combinations, recapitalizations or the like with respect to such share) (the “Class B Dividend Rate”) from the date of original issuance of such share, which dividends shall accrue daily in arrears and be compounded annually, whether or not such dividends are declared by the Board of Directors or paid.

(c)    After the foregoing dividends on the Class B-1 Preferred Stock and Class B Preferred Stock shall have been paid, then the Corporation may (when, as and if declared by the Board of Directors) declare and distribute in such year dividends among the holders of Preferred Stock and the holders of Common Stock pro rata based on the number of shares of Common Stock held by each, determined on an as-if-converted basis (assuming full conversion of all such Preferred Stock) as of the record date with respect to the declaration of such dividends.

4.    Liquidation; Merger, etc.

(a)    Class B and Class B-1 Preference Amount. Upon any liquidation, dissolution or winding up of the Corporation and its subsidiaries, whether voluntary or involuntary (a “Liquidation Event”), each holder of outstanding shares of Class B Preferred Stock and Class B-1 Preferred Stock, on a pari passu basis, shall be entitled to be paid in cash, before any amount shall be paid or distributed to the holders of Class A Preferred Stock, Common Stock or any other capital stock of the Corporation (such capital stock being referred to collectively as, “Junior Stock”):

(i)    an amount per share of Class B Preferred Stock equal to the sum of (A) $7.73072 (the “Class B Original Issue Price”) plus (B) the amount of accrued, but unpaid dividends on such share of Class B Preferred Stock (such amount to be adjusted appropriately for stock splits, stock dividends, combinations, recapitalizations and the like) (such sum, the “Class B Preference Amount”); provided, however, that in no event shall (1) the Class B Preference Amount be an amount per share of less than (a) $10.8230 (such amount to be adjusted appropriately for stock splits, stock dividends, combinations, recapitalizations and the like) minus (b) an amount equal to the quotient of (I) fifty percent (50%) of the amounts received by the holders of shares of Class B Preferred Stock with respect to (including, without limitation, from sale or other disposition or as a result of any distribution from the Corporation) any other shares of capital stock of the Corporation in excess of the amounts originally paid for such shares (except for amounts received by holders of shares of Class B Preferred Stock for shares of Class B-1 Preferred Stock held by such holders) and (II) the total number of outstanding shares of Class B Preferred Stock (the “Class B Minimum Return Amount”) and (2) any amounts be distributed to holders of Junior Stock until the holders of Class B Preferred Stock have received the aggregate Class B Minimum Return Amount; and

(ii)    an amount per share of Class B-1 Preferred Stock, (A) with respect to any Liquidation Event consummated within 120 days following the Closing Date, equal to $12.98664 (as adjusted appropriately for stock splits, stock dividends, combinations, recapitalizations and the like) provided further that the “Class B-1 Original Issue Price” shall mean $10.8222, (B) with respect to any Liquidation Event consummated on or after the 120th day following the Closing Date but prior to the 150th day following the Closing Date, equal to $14.06886 , (C) with respect to any Liquidation Event consummated on or after the 150th day following the Closing Date but prior to the 180th day following the Closing Date equal to $15.15108, and (D) with respect to any Liquidation Event consummated on or after the 180th day following the Closing Date, the greater of (i) $15.15108 ( the “Delayed Liquidation Event Amount”) and (ii) the Class B-1 Original Issue Price plus the amount of accrued, but unpaid dividends on such share of Class B-1 Preferred Stock (such sum, the “Class B-1 Preference Amount”) plus the amount payable per share of Class B-1 Preferred Stock pursuant to subsection (c) below minus (b) an amount equal to the quotient of (I) fifty percent (50%) of the amounts received by the holders of shares of Class B-1 Preferred Stock with respect to (including, without limitation, from sale or other disposition or as a result of any distribution from the Corporation) any other shares of capital stock of the Corporation in excess of the amounts originally paid for such shares (except for amounts received by holders of shares of Class B-1 Preferred Stock for shares of Class B Preferred Stock held by such holders) and (II) the total number of outstanding shares of Class B-1 Preferred Stock (the “Class B-1 Minimum Return Amount”) and (2) any amounts be distributed to holders of Junior Stock until the holders of Class B-1 Preferred Stock have received the aggregate Class B-1 Minimum Return Amount.

If the amounts available for distribution by the Corporation to holders of Class B Preferred Stock and Class B-1 Preferred Stock upon a Liquidation Event are not sufficient to pay the aggregate Class B Preference Amount and Class B-1 Preference Amount due to such holders, then such holders of Class B Preferred Stock and Class B-1 Preferred Stock shall share ratably in any distribution in connection with such Liquidation Event in proportion to the full respective preferential amounts to which they are entitled.

(b)    Junior Preference Amount. Subject to and following the completion of the distributions provided for in Section A.4(a), and subject to the last sentence of this Section A.4(b), the next $135 million of remaining assets of the Corporation legally available for distribution to the Corporation’s stockholders (the “Junior Preference Amount”) shall be distributed as follows: (i) $10.5026 (the “Class A-1 Original Issue Price”) and $2.9321 (the “Class A-2 Original Issue Price”) per share for each outstanding share of Class A-1 Preferred Stock and Class A-2 Preferred Stock, respectively (such amounts to be adjusted appropriately for stock splits, stock dividends, combinations, recapitalizations and the like); (ii) $25,682,615 pursuant to the Company’s 2016 Bonus Plan (the “Bonus Plan”), as amended and (iii) an amount per share of Common Stock calculated as (A) $6,057,157, plus an amount equal to the Class A-1 Original Issue Price and the Class A-2 Original Issue Price multiplied by the number, if any, of shares of Class A-1 Preferred Stock and Class A-2 Preferred Stock that have been converted to Common Stock or reacquired by the Company, plus the amount, if any, to which payments under the Bonus Plan are less than $25,682,615, divided (B) by the total number of shares of Common Stock outstanding plus all shares issuable upon exercise of all outstanding rights to acquire shares of Common Stock (excluding all shares of Preferred Stock and any rights to acquire Common Stock with an exercise or conversion price above the value of the consideration payable to the holders of such rights with respect to the underlying shares); provided that, if, after payment is made pursuant to Section A.4(a), less than $135 million in assets of the Corporation are legally available for distribution to the Corporation’s stockholders, each of the amounts payable pursuant to this Section A.4(b) shall be proportionately reduced.

(c)    Subsequent Distributions. Subject to and following the completion of the distributions provided for in Section A.4(a) and Section A.4(b) above, the remaining assets of the Corporation legally available for distribution to the Corporation’s stockholders shall be distributed among holders of (i) Common Stock, (ii) Class B Preferred Stock and (iii) only in the event that the applicable Liquidation Event occurs on or after the 180th day after the Closing Date and the amount payable to holders of Class B-1 Preferred Stock pursuant to Section A.4(a)(ii)(D)(y) (taking into account the amount payable under this subsection (c)) is greater than the Delayed Liquidation Event Amount, Class B-1 Preferred Stock, pro rata based on the number of shares held by each such holder, treating for this purpose all shares of Preferred Stock as if they had been converted to Common Stock pursuant to the terms of this Amended and Restated Certificate of Incorporation immediately prior to such Liquidation Event; provided however, that if the amount per share that would be payable if all shares of Class A-1 Preferred Stock or Class A-2 Preferred Stock were converted into Common Stock pursuant to Section A.6 immediately prior to such Liquidation Event (the “Common Stock Payment”) would be in excess of the Class A-1 Original Issue Price or the Class A-2 Original Issue Price (such amounts to be adjusted appropriately for stock splits, stock dividends, combinations, recapitalizations and the like), then the holders of the Class A-1 Preferred Stock and Class A-2 Preferred Stock, as applicable, shall be paid an additional amount pursuant to this Section A.4(c) such that the total amount payable for each share of Class A-1 Preferred Stock and Class A-2 Preferred Stock (inclusive of the amounts payable pursuant to Section A.4(b)), shall be the Common Stock Payment.

(d)    Amount Payable in Mergers, etc. Each of the following transactions shall be treated as a Liquidation Event: (i) any reorganization, consolidation or merger of the Corporation or any other transaction, in each case, pursuant to which any person or entity acquires at least a majority of the outstanding voting stock of the Corporation or the entity surviving such transaction (each such transaction a “Change of Control Transaction”) and (ii) any sale, conveyance, lease, or other disposition of all or substantially all of the assets of the Corporation (each such transaction, an “Asset Sale”). All consideration payable to the stockholders of the Corporation in connection with any such Change of Control Transaction, or all consideration payable to the Corporation and distributable to its stockholders, together with all other available assets of the Corporation (net of obligations owed by the Corporation that are senior to the Class B Preferred Stock and Class B-1 Preferred Stock), in connection with any such Asset Sale, shall be, as applicable, paid by the purchaser to the holders of, or distributed by the Corporation in redemption (in accordance with Delaware law governing distributions to stockholders) of, the Class B Preferred Stock, Class B-1 Preferred Stock and any Junior Stock in accordance with the preferences and priorities set forth in Sections A.4(a), A.4(b) and A.4(c) above, with such preferences and priorities specifically intended to be applicable in any such Change of Control Transaction or Asset Sale as if such transaction were a Liquidation Event. In furtherance of the foregoing, the Corporation shall take such actions as are necessary to give effect to the provisions of this Section A.4(d), including without limitation, (i) in the case of a Change of Control Transaction, causing the definitive agreement relating to such Change of Control Transaction to provide for a rate at which the shares of Preferred Stock are converted into or exchanged for cash, new securities or other property which gives effect to the preferences and priorities set forth in Sections A.4(a), A.4(b) and A.4(c) above, or (ii) in the case of an Asset Sale, redeeming the Preferred Stock at a price which gives effect to the preferences set forth in Sections A.4(a), A.4(b) and A.4(c) above. The Corporation shall promptly provide to the holders of shares of Preferred Stock such information concerning the terms of such Change of Control Transaction or Asset Sale, and the value of the assets of the Corporation as may reasonably be requested by the holders of Preferred Stock. The amount deemed distributed to the holders of Preferred Stock upon any such transaction shall be the cash or the value of the property, rights or securities distributed to such holders by the Corporation or the acquiring person, firm or other entity, as applicable.

(e)    Valuation of Securities or Other Non-Cash Consideration. For purposes of valuing any securities or other noncash consideration to be delivered to the holders of the Preferred Stock in connection with any transaction to which Section A.4(c) is applicable, the following shall apply:

(i)    If any such securities are traded on a nationally recognized securities exchange or inter dealer quotation system, the value shall be deemed to be the average of the closing prices of such securities on such exchange or system over the thirty (30) day period ending three (3) business days prior to the closing;

(ii)    If any such securities are traded over the counter, the value shall be deemed to be the average of the closing bid prices of such securities over the thirty (30) day period ending three (3) business days prior to the closing; and

(iii)    If there is no active public market for such securities or other non-cash consideration, the value shall be the fair market value thereof, as mutually determined in good faith by (A) holders of not less than a majority of the voting power of the outstanding shares of Class B Preferred Stock (a “Majority Interest”) and (B) the Board of Directors, provided that if the Board of Directors and a Majority Interest are unable to reach agreement, then by independent appraisal by a mutually agreed to investment banker, the fees of which shall be paid by the Corporation.

5.    Redemption.

(a)    Class B-1 Optional Redemption; Call Redemption; Redemption Dates.

(i)    At any time and from time to time on or after the five (5) year and six (6) month anniversary of the Closing Date (the “Class B-1 Redemption Trigger Date”) holders of a majority of the voting power of the outstanding shares of Class B-1 Preferred Stock (a “Class B-1 Majority Interest”) may elect to have any or all of the then outstanding shares of Class B-1 Preferred Stock redeemed, provided that (A) any such redemption will be for at least twenty five percent (25%) of the then outstanding shares of Class B-1 Preferred Stock, and (B) only one such election may be made within any twelve (12) month period. In such event, the Corporation shall redeem all of the outstanding shares of Class B-1 Preferred Stock that a Class B-1 Majority Interest has elected to have redeemed, unless prohibited by Delaware law governing distributions to stockholders, for an amount equal to the aggregate Class B-1 Redemption Price (as defined below). Any election by a Class B-1 Majority Interest pursuant to this Section A.5(a)(i) shall be made by written notice to the Corporation and the other holders of Class B-1 Preferred Stock at least six (6) months prior to the elected redemption date (the “Class B-1 Redemption Date”), which notice may be given up to six (6) months prior to the Class B-1 Redemption Trigger Date. Upon such election, all holders of Class B-1 Preferred Stock shall be deemed to have agreed to have a pro-rata portion of their shares of Class B-1 Preferred Stock redeemed pursuant to this Section A.5(a)(i) and such election shall bind all holders of Class B-1 Preferred Stock. Notwithstanding anything to the contrary contained herein, each holder of shares of Class B-1 Preferred Stock shall have the right to elect to convert shares of Class B-1 Preferred Stock into Common Stock immediately prior to the Class B-1 Redemption Date pursuant to Section A.6(a) instead of giving effect to the provisions contained in this Section A.5(a)(i) with respect to the shares of Class B-1 Preferred Stock held by such holder.

(ii)    At any time and from time to time on or after the three (3) year anniversary of the Closing Date (the “Class B-1 Call Trigger Date”), the Corporation shall have the right to redeem any or all of the then outstanding shares of Class B-1 Preferred Stock, provided that (A) any such redemption will be for at least twenty five percent (25%) of the then outstanding shares of Class B-1 Preferred Stock, and (B) only one such election may be made within any twelve (12) month period. In such event, the Corporation shall redeem the desired amount of outstanding shares of Class B-1 Preferred Stock for an amount equal to the aggregate Class B-1 Redemption Price (as defined below). Any election by the Corporation pursuant to this Section A.5(a)(ii) shall be made by written notice to the holders of Class B-1 Preferred Stock at least six (6) months prior to the elected redemption date (the “Class B-1 Call Redemption Date”), which notice may be given up to six (6) months prior to the Class B-1 Call Trigger Date. Upon such election, all holders of Class B-1 Preferred Stock shall be deemed to have elected to have a pro-rata portion of their shares of Class B-1 Preferred Stock redeemed pursuant to this Section A.5(a)(ii) and such election shall bind all holders of Class B-1 Preferred Stock. Notwithstanding anything to the contrary contained herein, each holder of shares of Class B-1 Preferred Stock shall have the right to elect to convert shares of Class B-1 Preferred Stock into Common Stock immediately prior to the Class B-1 Call Redemption Date pursuant to Section A.6(a) instead of giving effect to the provisions contained in this Section A.5(a)(ii) with respect to the shares of Class B-1 Preferred Stock held by such holder.

(b)    Class B-1 Redemption Price. The price for each share of Class B-1 Preferred Stock redeemed pursuant to this Section A.5 shall be (i) with respect to an optional redemption pursuant to Section A.5(a)(i), at the Corporation’s election, an amount equal to either (A) the Fair Market Value (as defined below) of such share of Class B-1 Preferred Stock, or (B) the Class B-1 Preference Amount, and (ii) with respect to a call redemption pursuant to Section A.5(a)(ii), the Fair Market Value (as defined below) of such share of Class B-1 Preferred Stock (the amount set forth in clause (i)(A) or clause (i)(B), as elected by the Corporation, and the amount set forth in clause (ii), as applicable, being the “Class B-1 Redemption Price”). The aggregate Class B-1 Redemption Price shall be payable in cash in immediately available funds to the respective holders of the Class B-1 Preferred Stock on the Class B-1 Redemption Date or Class B-1 Call Redemption Date, as applicable, provided that (A) at the Corporation’s election one-half (50%) of the Class B-1 Redemption Price will be so payable on the Class B-1 Redemption Date, and the remaining one-half (50%) will be so payable on the first anniversary of the Class B-1 Redemption Date and (B) 100% of the Class B-1 Redemption Price will be so payable on the Class B-1 Call Redemption Date. In the event the Class B-1 Redemption Price equals the Class B-1 Preference Amount by operation of clause (i)(B) of the first sentence of this Section A.5(b), then upon the Class B-1 Redemption Date, the Corporation will also issue to the holders of Class B-1 Preferred Stock on a pro rata basis, without payment of any additional consideration, an aggregate number of fully paid and nonassessable shares of Common Stock which represents the same relative percentage of the Corporation’s capital stock on a fully-diluted basis as did the Class B-1 Preferred Stock being redeemed (on an as-converted to Common Stock basis).

(c)    Class B Optional Redemption; Call Redemption; Redemption Dates.

(i)    At any time and from time to time on or after the three (3) year anniversary of the Closing Date (the “Class B Redemption Trigger Date”) a Majority Interest may elect to have any or all of the then outstanding shares of Class B Preferred Stock redeemed, provided that (A) any such redemption will be for at least twenty five percent (25%) of the then outstanding shares of Class B Preferred Stock, and (B) only one such election may be made within any twelve (12) month period. In such event, the Corporation shall redeem all of the outstanding shares of Class B Preferred Stock that a Majority Interest has elected to have redeemed, unless prohibited by Delaware law governing distributions to stockholders, for an amount equal to the aggregate Class B Redemption Price (as defined below). Any election by a Majority Interest pursuant to this Section A.5(c)(i) shall be made by written notice to the Corporation and the other holders of Class B Preferred Stock at least six (6) months prior to the elected redemption date (the “Class B Redemption Date”), which notice may be given up to six (6) months prior to the Class B Redemption Trigger Date. Upon such election, all holders of Class B Preferred Stock shall be deemed to have elected to have a pro-rata portion of their shares of Class B Preferred Stock redeemed pursuant to this Section A.5(c)(i) and such election shall bind all holders of Class B Preferred Stock. Notwithstanding anything to the contrary contained herein, each holder of shares of Class B Preferred Stock shall have the right to elect to convert shares of Class B Preferred Stock into Common Stock immediately prior to the Class B Redemption Date pursuant to Section A.6(a) instead of giving effect to the provisions contained in this Section A.5(c)(i) with respect to the shares of Class B Preferred Stock held by such holder.

(ii)    At any time and from time to time on or after the three (3) year anniversary of the Closing Date (the “Class B Call Trigger Date”), the Corporation shall have the right to redeem any or all of the then outstanding shares of Class B Preferred Stock, provided that (A) any such redemption will be for at least twenty five percent (25%) of the then outstanding shares of Class B Preferred Stock, and (B) only one such election may be made within any twelve (12) month period. In such event, the Corporation shall redeem the desired amount of outstanding shares of Class B Preferred Stock for an amount equal to the aggregate Class B-1 Redemption Price (as defined below). Any election by the Corporation pursuant to this Section A.5(c)(ii) shall be made by written notice to the holders of Class B Preferred Stock at least six (6) months prior to the elected redemption date (the “Class B Call Redemption Date”), which notice may be given up to six (6) months prior to the Class B Call Trigger Date. Upon such election, all holders of Class B Preferred Stock shall be deemed to have agreed to have a pro-rata portion of their shares of Class B Preferred Stock redeemed pursuant to this Section A.5(c)(ii) and such election shall bind all holders of Class B Preferred Stock. Notwithstanding anything to the contrary contained herein, each holder of shares of Class B Preferred Stock shall have the right to elect to convert shares of Class B Preferred Stock into Common Stock immediately prior to the Class B Call Redemption Date pursuant to Section A.6(a) instead of giving effect to the provisions contained in this Section A.5(c)(ii) with respect to the shares of Class B Preferred Stock held by such holder.

(d)    Class B Redemption Price. The price for each share of Class B Preferred Stock redeemed pursuant to this Section A.5 shall be (i) with respect to the optional redemption pursuant to Section A.5(c)(i), at the Corporation’s election, an amount equal to either (A) the Fair Market Value (as defined below) of such share of Class B Preferred Stock, or (B) the Class B Preference Amount, and (ii) with respect to a call redemption pursuant to Section A.5(c)(ii), the Fair Market Value (as defined below) of such share of Class B Preferred Stock (the amount set forth in clause (i)(A) or clause (i)(B), as elected by the Corporation, and the amount set forth in clause (ii), as applicable, being the “Class B- Redemption Price”). The aggregate Class B Redemption Price shall be payable in cash in immediately available funds to the respective holders of the Class B Preferred Stock on the Class B Redemption Date or Class B Call Redemption Date, as applicable, provided that (A) at the Corporation’s election one-half (50%) of the Class B Redemption Price will be so payable on the Class B Redemption Date, and the remaining one-half (50%) will be so payable on the first anniversary of the Class B Redemption Date and (B) 100% of the Class B Redemption Price will be so payable on the Class B Call Redemption Date. In the event the Class B Redemption Price equals the Class B Preference Amount by operation of clause (i)(B) of the first sentence of this Section A.5(d), then upon the Class B Redemption Date, the Corporation will also issue to the holders of Class B Preferred Stock on a pro rata basis, without payment of any additional consideration, an aggregate number of fully paid and nonassessable shares of Common Stock which represents the same relative percentage of the Corporation’s capital stock on a fully-diluted basis as did the Class B Preferred Stock being redeemed (on an as-converted to Common Stock basis).

For purposes of this Section A.5 the “Fair Market Value” of any share of Class B Preferred Stock or Class B-1 Preferred Stock shall mean the fair market value of such share’s Class B Preference Amount or Class B-1 Preference Amount, as applicable, plus such share’s residual value pursuant to Section A.4(c), and shall be determined as follows: (i) within fifteen (15) business days after written notice from (A) the Majority Interest or Class B-1 Majority Interest of their election to redeem is delivered to the Corporation in accordance with Section A.5(a)(i) or Section A.5(c)(i), as applicable, or (B) the Corporation of its election to redeem is delivered to the holders of Class B Preferred Stock or Class B-1 Preferred Stock in accordance with Section A.5(a)(ii) or Section A.5(c)(ii) hereof, each of the Corporation and such Majority Interest or Class B-1 Majority Interest, as applicable, as a group, shall submit their good faith estimate of such Fair Market Value; (ii) to the extent that the Fair Market Value estimates of the Corporation and such Majority Interest or Class B-1 Majority Interest, as applicable, differ, the Corporation and such Majority Interest or Class B-1 Majority Interest, as applicable, shall engage, for a 10-business day period, in negotiations to reach agreement (if possible) on the Fair Market Value; and (iii) if the Corporation and such Majority Interest or Class B-1 Majority Interest, as applicable, fail to reach agreement at the end of the foregoing 10-business day period, the Fair Market Value shall be determined by appraisal as set forth below.

In the event the Fair Market Value is to be determined by appraisal pursuant to the preceding paragraph, the Corporation and such Majority Interest or Class B-1 Majority Interest, as applicable, shall each specify in writing their final determination of the Fair Market Value and negotiate in good faith to select a mutually agreeable appraiser to determine the Fair Market Value with such determination to be binding on all concerned. If the Corporation and such Majority Interest or Class B-1 Majority Interest, as applicable, shall fail to agree on the selection of such appraiser within five (5) days following the expiration of the 5-day period specified in the preceding paragraph, then the Corporation shall select one independent appraiser and such Majority Interest or Class B-1 Majority Interest, as applicable, shall select another independent appraiser and such appraisers shall promptly designate a third independent appraiser which shall determine Fair Market Value. The Fair Market Value under such circumstances shall be the Fair Market Value arrived at by the third appraiser within twenty (20) days following its appointment. In the event that the two original appraisers cannot agree upon the final appraiser within ten (10) days following their selection by the Corporation and such Majority Interest or Class B-1 Majority Interest, as applicable, then the final appraiser shall be appointed by the American Arbitration Association. The determination of the Fair Market Value shall be conclusive, final and binding on all parties hereto and shall be enforceable in any court having any jurisdiction over a proceeding brought to seek enforcement. All fees and expenses incurred in connection with an appraisal under this Section A.5(d) shall be borne by the party which specified the Fair Market Value as an amount farthest from the Fair Market Value as so determined. Fair Market Value shall be determined on the basis of the following assumptions: (i) on a “fully diluted” basis (such dilution to be determined in accordance with generally accepted accounting principles consistently applied) as if the Class B Preferred Stock or Class B-1 Preferred Stock, as applicable, was convened and the Common Stock acquired upon such conversion was sold as part of a sale of all of the capital stock of the Corporation; (ii) as though all outstanding securities which are then convertible into, exercisable for or exchangeable into shares of Common Stock of the Corporation (including, without limitation, vested options and warrants) had been converted into, exercised for or exchanged into Common Stock of the Corporation and any amounts payable upon such conversion, exercise or exchange paid to the Corporation; (iii) without any reduction in value for lack of control or the inherent lack of liquidity of non-public minority interests; (iv) giving full effect to the revenue and, if applicable, earnings history and prospects of the Corporation; and (v) otherwise on a basis which values all Common Stock of the Corporation at the same per share price.

(e)    Insufficient Funds. If, on the Class B Redemption Date or Class B-1 Redemption Date, as applicable, or the Class B Call Redemption Date or Class B-1 Call Redemption Date, as applicable, Delaware law governing distributions to stockholders prevents the Corporation from redeeming all shares of Class B Preferred Stock or Class B-1 Preferred Stock, as applicable, to be redeemed on such date, the Corporation shall (i) take any action necessary or appropriate, to the extent reasonably within its control, to remove promptly any impediments to its ability to redeem the total number of shares of Class B Preferred Stock or Class B-1 Preferred Stock, as applicable, required to be so redeemed, including, without limitation, (A) to the extent permissible under applicable law, reducing the stated capital of the Corporation or causing a revaluation of the assets of the Corporation under Section 154 of the Delaware General Corporation Law to create sufficient surplus to make such redemption and (B) incurring any indebtedness necessary to make such redemption, and (ii) in any event, use any funds to redeem consistent with such law the maximum possible number of such shares from the holders of such shares to be redeemed in proportion to the respective number of such shares that otherwise would have been redeemed if all such shares had been redeemed in full. Any shares of Class B Preferred Stock or Class B-1 Preferred Stock, as applicable, not redeemed shall remain outstanding and entitled to all rights and preferences of the Class B Preferred Stock or Class B-1 Preferred Stock, as applicable, as provided herein. At any time thereafter when Delaware law governing distributions to stockholders does not prohibit the Corporation from redeeming such shares of Class B Preferred Stock or Class B-1 Preferred Stock, as applicable, the Corporation shall immediately use its funds to redeem the balance of the shares that the Corporation became obligated to redeem on the applicable Class B Redemption Date or Class B-1 Redemption Date, or the Class B Call Redemption Date or Class B-1 Call Redemption Date, as applicable (but which it has not yet redeemed) at such applicable Class B Redemption Price or Class B-1 Redemption Price.

(f)    Interest. If any shares of Class B Preferred Stock or Class B-1 Preferred Stock are not redeemed (i) within six (6) months of the Class B Redemption Date or Class B-1 Redemption Date, as applicable, or (ii) immediately upon the Class B Call Redemption Date or Class B-1 Call Redemption Date, as applicable, for any reason, including by reason of Delaware law governing distributions to stockholders prohibiting such redemption, all such unredeemed shares shall remain outstanding and be entitled to all rights, preferences and privileges provided herein, and the Corporation shall pay interest on the Class B Redemption Price or Class B-1 Redemption Price, as applicable, applicable to such unredeemed shares at an aggregate per annum rate equal to six percent (6%) (increased by one-half percent (0.5%) at the end of each six (6) month period thereafter until the Redemption Price, and any interest thereon, is paid in full), with such interest to accrue daily in arrears and to be compounded annually; provided, however, that in no event shall such interest exceed the maximum permitted rate of interest under applicable law (the “Maximum Permitted Rate”). In the event that fulfillment of any provision hereof results in such rate of interest being in excess of the Maximum Permitted Rate, the amount of interest required to be paid hereunder shall automatically be reduced to eliminate such excess; provided, however, that any subsequent increase in the Maximum Permitted Rate shall be retroactively effective to the applicable Class B Redemption Date or Class B-1 Redemption Date, or the Class B Call Redemption Date or Class B-1 Call Redemption Date, as applicable to the extent permitted by-law.

(g)    Dividend After Redemption Date. In the event that shares of Class B Preferred Stock or Class B-1 Preferred Stock required to be redeemed are not redeemed and continue to be outstanding, such shares shall continue to be entitled to dividends thereon as provided in Section A.3 until the date on which the Corporation actually redeems such shares.

(h)    Surrender of Certificates. Each holder of shares of Class B Preferred Stock or Class B-1 Preferred Stock to be redeemed shall surrender the certificate or certificates representing such shares to the Corporation, duly assigned or endorsed for transfer to the Corporation (or accompanied by duly executed stock powers relating thereto), or, in the event the certificate or certificates are lost, stolen or missing, shall deliver an affidavit of loss, at the principal executive office of the Corporation or such other place as the Corporation may from time to time designate by notice to the holders of Class B Preferred Stock or Class B-1 Preferred Stock, as applicable, and each surrendered certificate shall be canceled and retired and the Corporation shall thereafter make payment of the applicable Class B Redemption Price or Class B-1 Redemption Price by certified check or wire transfer; provided, however, that if on the applicable Class B Redemption Date or Class B-1 Redemption Date, or the Class B Call Redemption Date or Class B-1 Call Redemption Date, as applicable, Delaware law governing distributions to stockholders prevents the Corporation from redeeming all shares of Class B Preferred Stock or Class B-1 Preferred Stock required to be redeemed, each such holder shall, in addition to receiving the payment of the portion of the aggregate Class B Redemption Price or Class B-1 Redemption Price, as applicable, that the Corporation is not legally prohibited from paying (provided that with respect to the Class B Preferred Stock and Class B-1 Preferred Stock, such portion shall be at least 25% of the then outstanding shares of Class B Preferred Stock or Class B-1 Preferred Stock, as applicable) to such holder by certified check or wire transfer, receive a new stock certificate for those shares of Class B Preferred Stock or Class B-1 Preferred Stock not so redeemed.

6.    Conversion. Shares of Preferred Stock shall be converted into Common Stock in accordance with the following:

(a)    Voluntary Conversion. The holders of shares of Preferred Stock may convert such shares into Common Stock at any time after the date of issuance of such shares Preferred Stock as follows:

(i)    Upon the written election of the holder thereof and without payment of any additional consideration, each outstanding share of Class B Preferred Stock held by such holder shall be converted into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing (A) the Class B Original Issue Price by (B) the Class B Conversion Price at the time in effect for such Class B Preferred Stock (such quotient, the “Class B Conversion Rate”). The initial “Class B Conversion Price” per share for shares of Class B Preferred Stock shall be the Class B Original Issue Price, subject to adjustment as set forth in Section A.7. Any election by a holder of Class B Preferred Stock pursuant to this Section A.6(a)(i) shall be made by written notice to the Corporation, and such notice may be given at any time and from time to time after the Closing Date and through and including the day which is five (5) days prior to the Class B Redemption Date or Class B Call Redemption Date, as applicable, or the closing of any transaction contemplated by Section A.4(d).

(ii)    Upon the written election of the holder thereof and without payment of any additional consideration, each outstanding share of Class B-1 Preferred Stock held by such holder shall be converted into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing (A) the Class B-1 Original Issue Price by (B) the Class B-1 Conversion Price at the time in effect for such Class B-1 Preferred Stock (such quotient, the “Class B-1 Conversion Rate”). The initial “Class B-1 Conversion Price” per share for shares of Class B-1 Preferred Stock shall be the Class B-1 Original Issue Price, subject to adjustment as set forth in Section A.7. Any election by a holder of Class B-1 Preferred Stock pursuant to this Section A.6(a)(ii) shall be made by written notice to the Corporation, and such notice may be given at any time and from time to time after the Closing Date and through and including the day which is five (5) days prior to the Class B-1 Redemption Date or Class B-1 Call Redemption Date, as applicable, or the closing of any transaction contemplated by Section A.4(d).

(iii)    Upon the written election of the holder thereof and without payment of any additional consideration, each outstanding share of Class A-1 Preferred Stock held by such holder shall be converted into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing (A) the Class A-1 Original Issue Price, by (B) the Class A-1 Conversion Price at the time in effect for such Class A-1 Preferred Stock (such quotient, the “Class A-1 Conversion Rate”). The initial “Class A-1 Conversion Price” per share for shares of Class A-1 Preferred Stock shall be the Class A-1 Original Issue Price, subject to adjustment as set forth in Section A.7. Any election by a holder of Class A-1 Preferred Stock pursuant to this Section A.6(a)(iii) shall be made by written notice to the Corporation, and such notice may be given at any time and from time to time after the Closing Date and through and including the day which is five (5) days prior to the closing of any transaction contemplated by Section A.4(d).

(iv)    Upon the written election of the holder thereof and without payment of any additional consideration, each outstanding share of Class A-2 Preferred Stock held by such holder shall be converted into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing (A) the Class A-2 Original Issue Price, by (B) the Class A-2 Conversion Price at the time in effect for such Class A Preferred Stock (such quotient, the “Class A-2 Conversion Rate” and together with the Class A-1 Conversion Rate and the Class B Conversion Rate, the “Conversion Rate”). The initial “Class A-2 Conversion Price” per share for shares of Class A-2 Preferred Stock shall be the Class A-2 Original Issue Price, subject to adjustment as set forth in Section A.7. Any election by a holder of Class A-2 Preferred Stock pursuant to this Section A.6(a)(iv) shall be made by written notice to the Corporation, and such notice may be given at any time and from time to time after the Closing Date and through and including the day which is five (5) days prior to the closing of any transaction contemplated by Section A.4(d).

(v)    Upon the written election of a Majority Interest, and without the payment of any additional consideration, all (but not less than all) of the outstanding shares of Class B Preferred Stock shall be converted into fully paid and nonassessable shares of Common Stock at the Class B Conversion Rate. Any election by a Majority Interest pursuant to this Section A.6(a)(v) shall be made by written notice to the Corporation and the other holders of Class B Preferred Stock, and such notice may be given at any time after the Closing Date through and including the date which is five (5) days prior to the closing of any transaction contemplated by Section A.4(d). Upon such election, all holders of Class B Preferred Stock shall be deemed to have elected to voluntarily convert all outstanding shares of Class B Preferred Stock into shares of Common Stock pursuant to this Section A.6(a)(v) and such election shall bind all holders of Class B Preferred Stock. Upon the conversion of the Class B Preferred Stock, the Corporation shall have no obligation to pay any accrued but unpaid dividends thereon as of the date of such conversion.

(vi)    Upon the written election of a Class B-1 Majority Interest, and without the payment of any additional consideration, all (but not less than all) of the outstanding shares of Class B-1 Preferred Stock shall be converted into fully paid and nonassessable shares of Common Stock at the Class B-1 Conversion Rate. Any election by a Class B-1 Majority Interest pursuant to this Section A.6(a)(vi) shall be made by written notice to the Corporation and the other holders of Class B-1 Preferred Stock, and such notice may be given at any time after the Closing Date through and including the date which is five (5) days prior to the closing of any transaction contemplated by Section A.4(d). Upon such election, all holders of Class B-1 Preferred Stock shall be deemed to have elected to voluntarily convert all outstanding shares of Class B-1 Preferred Stock into shares of Common Stock pursuant to this Section A.6(a)(vi) and such election shall bind all holders of Class B-1 Preferred Stock. Upon the conversion of the Class B-1 Preferred Stock, the Corporation shall have no obligation to pay any accrued but unpaid dividends thereon as of the date of such conversion.

(vii)    Upon the written election of the holders of a majority of the outstanding shares of Class A Preferred Stock (a “Class A Majority”) and without the payment of any additional consideration, all (but not less than all) of the outstanding shares of Class A-1 Preferred Stock and Class A-2 Preferred Stock shall be converted into fully paid and nonassessable shares of Common Stock at the Class A-I Conversion Rate and Class A-2 Conversion, respectively. Any election by a Class A Majority pursuant to this Section A.6(a)(vii) shall be made by written notice to the Corporation and the other holders of Class A Preferred Stock, and such notice may be given at any time after the Closing Date through and including the date which is five (5) days prior to the closing of any transaction contemplated by Section A.4(d). Upon such election, all holders of Class A Preferred Stock shall be deemed to have elected to voluntarily convert all outstanding shares of Class A Preferred Stock into shares of Common Stock pursuant to this Section A.6(a)(vii) and such election shall bind all holders of Class A Preferred Stock.

(b)    Automatic Conversion. Each share of Preferred Stock shall automatically be converted, without the payment of any additional consideration, into fully paid and nonassessable shares of Common Stock at the applicable Conversion Rate as of, and in all cases subject to, the closing of the Corporation’s first underwritten public offering on a firm commitment basis by a nationally recognized investment banking organization or organizations pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), covering the offer and sale of Common Stock (i) at a price per share of Common Stock equal to or above (A) $14.4951 for the Class B Preferred Stock and (B) $19.9357 for the Class B-1 Preferred Stock (such amount to be adjusted appropriately for stock splits, stock dividends, combinations, recapitalizations and the like) (such resulting price per share, the “Threshold Price”), (ii) with respect to which the Corporation receives aggregate net proceeds attributable to sales for the account of the Corporation (after deduction of underwriting discounts and commissions) of not less than $50 million, and (iii) with respect to which such Common Stock is listed for trading on either the New York Stock Exchange or the Nasdaq Stock Market (a “QPO”). If a closing of a QPO occurs, all outstanding shares of Preferred Stock shall be deemed to have been converted into shares of Common Stock immediately prior to such closing. In the event that the Corporation’s first underwritten public offering of its Common Stock does not qualify as a QPO solely by reason of such offering not satisfying the requirement set forth in clause (i) of the preceding sentence, then upon the closing of such public offering each share of Class B Preferred Stock and Class B-1 Preferred Stock shall automatically be converted, without the payment of any additional consideration, into fully paid and nonassessable shares of Common Stock at a conversion rate which provides the holder of such share of Class B Preferred Stock and

Class B-1 Preferred Stock with a number of shares of Common Stock (the “IPO Common Shares”) equal in value (assuming a value per share of Common Stock equal to 102% of the estimated final public offering price as of immediately prior to the effectiveness of the applicable registration statement as mutually agreed upon in good faith by the Board of Directors, the Majority Interest and the Class B-1 Majority Interest (the “Estimated Offering Price”)) to what such holder would have received in respect of such Class B Preferred Stock and Class B-1 Preferred Stock had such offering been made at a price per share of Common Stock equal to the Threshold Price; provided, that (a) in the event that the Estimated Offering Price is less than the actual final public offering price (the “Actual Price”), the holders of Class B Preferred Stock and Class B-1 Preferred Stock, on a pro rata basis, shall pay, within three days of the closing of such offering, an amount in cash to the Corporation equal to (1)(x) the Actual Price minus (y) the Estimated Offering Price, multiplied by (2) the number of IPO Common Shares, and (b) in the event that the Estimated Offering Price is more than the Actual Price, the Corporation shall pay, within three days of the closing of such offering, an amount in cash to the holders of Class B Preferred Stock and Class B-1 Preferred Stock, on a pro rata basis, equal to (I)(x) the Estimated Offering Price minus (y) the Actual Price, multiplied by (2) the number of IPO Common Shares. The first underwritten public offering by the Company that results in the conversion of Preferred Stock into Common Stock pursuant to the immediately preceding sentence shall be referred to as a “Deemed QPO”).

(c)    Procedure for Conversion.

(i)    Voluntary Conversion. Upon election to convert pursuant to Section A.6(a), the relevant holder or holders of Preferred Stock shall surrender the certificate or certificates representing the Preferred Stock being converted to the Corporation, duly assigned or endorsed for transfer to the Corporation (or accompanied by duly executed stock powers relating thereto) or shall deliver an affidavit of loss to the Corporation, at its principal executive office or such other place as the Corporation may from time to time designate by notice to the holders of the Preferred Stock. Upon surrender of such certificate(s) or delivery of an affidavit of loss, the Corporation shall issue and send by hand delivery, by courier or by first class mail (postage prepaid) to the holder thereof or to such holder’s designee, at the address designated by such holder, certificates for the number of shares of Common Stock to which such holder shall be entitled upon conversion. The issuance of certificates for Common Stock upon conversion of Preferred Stock shall be deemed effective as of the date of surrender of such Preferred Stock certificates or delivery of such affidavit of loss and will be made without charge to the holders of such shares for any issuance tax in respect thereof or other costs incurred by the Corporation in connection with such conversion and the related issuance of such stock.

(ii)    Automatic Conversion. As of the closing of a QPO or, solely with respect to the Class B Preferred Stock and Class B-1 Preferred Stock, the closing of a non-QPO offering described in the last sentence of Section A.6(b) (the “Automatic Conversion Date”), all outstanding shares of Preferred Stock (or only shares of Class B Preferred Stock and Class B-1 Preferred Stock, if applicable) shall be converted into shares of Common Stock without any further action by the holders of such shares and whether or not the certificates representing such shares of Preferred Stock are surrendered to the Corporation. On the Automatic Conversion Date, all rights with respect to the Preferred Stock so converted shall terminate, except any of the rights of the holders of the Preferred Stock thereof upon surrender of their certificate or certificates therefor or delivery of an affidavit of loss thereof to receive certificates for the number of shares of Common Stock into which such shares of Preferred Stock have been converted. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. Upon surrender of such certificates or affidavit of loss, the Corporation shall issue and deliver to such holder, promptly (and in any event in such time as is sufficient to enable such holder to participate in such QPO or such non-QPO offering described in the last sentence of Section A.6(b)) at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of the Preferred Stock surrendered are convertible on the Automatic Conversion Date.

(d)    Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all outstanding shares of Preferred Stock, the Corporation will take such corporate action as may be necessary to increase the number of its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, and to reserve the appropriate number of shares of Common Stock for issuance upon such conversion.

(e)    No Closing of Transfer Books. The Corporation shall not close its books against the transfer of shares of Preferred Stock in any manner that would interfere with the timely conversion of any shares of Preferred Stock.

7.    Adjustments.

(a)    Adjustments to the Conversion Price. Except as provided in Section A.7(b) and except in the case of an event described in Section A.7(c), if and whenever after the date this Amended and Restated Certificate of Incorporation is first filed with the Secretary of State of Delaware (the “Filing Date”) the Corporation shall issue or sell, or is, in accordance with this Section A.7(a) deemed to have issued or sold, any shares of Common Stock, for a consideration per share less than the applicable Conversion Price in effect immediately prior to such issuance or sale, then, upon such issuance or sale (or deemed issuance or sale), the applicable Conversion Price shall be reduced to the price determined in accordance with the following formula:

CP2 = CP1 *  (A + B) + (A + C).

For purposes of the foregoing formula, the following definitions shall apply:

(i)    “CP2” shall mean the applicable Conversion Price in effect immediately after such issuance or sale (or deemed issuance or sale);

(ii)    “CP1” shall mean the applicable Conversion Price in effect immediately prior to issuance or sale (or deemed issuance or sale);

(iii)    “A” shall mean the number of shares of Common Stock outstanding immediately prior to such issuance or sale (or deemed issuance or sale) (treating for this purpose as outstanding all shares of Common Stock issuable upon exercise of Options outstanding immediately prior to such issuance or sale (or deemed issuance or sale) or upon conversion or exchange of Convertible Securities outstanding (assuming exercise of any outstanding Options therefor) immediately prior to such issuance or sale (or deemed issuance or sale));

(iv)    “B” shall mean the number of shares of Common Stock that would have been issued if such additional shares of Common Stock had been issued at a price per share equal to CP1 (determined by dividing the aggregate consideration received by the Corporation in respect of such issuance or sale (or deemed issuance or sale) by CP1); and

(v)    “C” shall mean the number of such additional shares of Common Stock issued in such transaction.

For purposes of this Section A.7(a), the following shall also be applicable:

(i)    Issuance of Rights or Options. If the Corporation shall, at any time after the Filing Date, in any manner grant (whether directly or by assumption in a merger or otherwise) any warrants or other rights to subscribe for or to purchase, or any options for the purchase of, Common Stock or any stock or security convertible into or exchangeable for Common Stock (such warrants, rights or options being called “Options” and such convertible or exchangeable stock or securities being called “Convertible Securities”), in each case for consideration per share (determined as provided in this paragraph and in Section A.7(a)(vi)) less than the applicable Conversion Price then in effect, whether or not such Options or the right to convert or exchange any such Convertible Securities are immediately exercisable, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options, or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon exercise of such Options, shall be deemed to have been issued as of the date of granting of such Options, at a price per share equal to the amount determined by dividing (A) the total amount, if any, received or receivable by the Corporation as consideration for the granting of such Options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon the exercise of all such Options, plus, in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable upon the issuance or sale of such Convertible Securities and upon the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock deemed to have been so issued. Except as otherwise provided in Section A.7(a)(iii) no adjustment of the applicable Conversion Price shall be made upon the actual issuance of such Common Stock or of such Convertible Securities upon exercise of such Options or upon the actual issuance of such Common Stock upon conversion or exchange of such Convertible Securities.

(ii)    Issuance of Convertible Securities. If the Corporation shall, at any time after the Filing Date, in any manner issue or sell any Convertible Securities for consideration per share (determined as provided in this paragraph and in Section A.7(a)(vi)) less than the applicable Conversion Price then in effect, whether or not the rights to exchange or convert any such Convertible Securities are immediately exercisable, then the total maximum number of shares of Common Stock issuable upon conversion or exchange of all such Convertible Securities shall be deemed to have been issued as of the date of the issuance or sale of such Convertible Securities, at a price per share equal to the amount determined by dividing (A) the total amount, if any, received or receivable by the Corporation as consideration for the issuance or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock deemed to have been so issued; provided, that (I) except as otherwise provided in Section A.7(a)(iii), no adjustment of the applicable Conversion Price shall be made upon the actual issuance of such Common Stock upon conversion or exchange of such Convertible Securities and (2) if any such issuance or sale of such Convertible Securities is made upon exercise of any Options to purchase any such Convertible Securities, no further adjustment of the applicable Conversion Price shall be made by reason of such issuance or sale.

(iii)    Change in Option Price or Conversion Rate. If there shall occur a change in (A) the maximum number of shares of Common Stock issuable in connection with any Option referred to in Section A.7(a)(i) or any Convertible Securities referred to in Section A.7(a)(i) or (a)(ii), (B) the purchase price provided for in any Option referred to in Section A.7(a)(i) (C) the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities referred to in Section A.7(a)(i) or (a)(ii) or (D) the rate at which Convertible Securities referred to in Section A.7(a)(i) or (a)(ii) are convertible into or exchangeable for Common Stock (in each case, other than in connection with an event described in Section A.7(b)), then the applicable Conversion Price in effect at the time of such event shall be adjusted to the applicable Conversion Price that would have been in effect at such time had such Options or Convertible Securities that are still outstanding provided for such changed maximum number of shares, purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold, but only if as a result of such adjustment the applicable Conversion Price then in effect is thereby reduced; and on the termination of any such Option or any such right to convert or exchange such Convertible Securities, the applicable Conversion Price then in effect hereunder shall be increased to the applicable Conversion Price that would have been in effect at the time of such termination had such Option or Convertible Securities, to the extent outstanding immediately prior to such termination (i.e., to the extent that fewer than the number of shares of Common Stock deemed to have been issued in connection with such Option or Convertible Securities were actually issued), never been issued or been issued at such higher price, as the case may be.

(iv)    Stock Dividends. If the Corporation, at any time or from time to time after the Filing Date, shall declare or make, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or make any other distribution upon any stock of the Corporation payable in Common Stock, Options or Convertible Securities, any Common Stock, Options or Convertible Securities, as the case may be, issuable in payment of such dividend or distribution shall be deemed to have been issued or sold without consideration, and the applicable Conversion Price will be adjusted pursuant to this Section A.7(a); provided, that no adjustment shall be made to the applicable Conversion Price as a result of such dividend or distribution if the holders of the shares of Preferred Stock are entitled to, and do, receive such dividend or distribution in accordance with Section A.3; and, provided, further, that if any adjustment is made to the applicable Conversion Price as a result of the declaration of a dividend and such dividend is not effected, the applicable Conversion Price shall be appropriately readjusted to the applicable Conversion Price in effect had such dividend not been declared.

(v)    Other Dividends and Distributions. If the Corporation, at any time or from time to time after the Filing Date, shall declare or make, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities or other property of the Corporation other than shares of Common Stock, then and in each such event provision shall be made so that the holders of the outstanding shares of Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of such other securities of the Corporation or the value of such other property that they would have received had the Preferred Stock been converted into Common Stock on the date of such event and had such holders thereafter, during the period from the date of such event to and including the conversion date, retained such securities or other property receivable by them during such period giving application to all adjustments called for during such period under Section A.7 with respect to the rights of the holders of the outstanding shares of Preferred Stock; and, provided further, however, that no such adjustment shall be made if the holders of Preferred Stock simultaneously receive a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding shares of Preferred Stock had been converted into Common Stock on the date of such event.

(vi)    Consideration for Stock. If the Corporation, at any time or from time to time after the Filing Date, shall issue or sell, or is deemed to have issued or sold, any shares of Common Stock for cash, the consideration received therefor shall be deemed to be the amount received or to be received by the Corporation therefor (determined with respect to deemed issuances and sales in connection with Options and Convertible Securities in accordance with clause (A) of Section A.7(a)(i) or Section A.7(a)(ii), as appropriate) as determined in good faith by the Board of Directors and a Majority Interest. In case any shares of Common Stock shall be issued or sold, or deemed issued or sold, for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be determined in accordance with Section A.4(e)(iii). In case any Options shall be issued in connection with the issuance and sale of other securities of the Corporation, together comprising one integral transaction in which no specific consideration is allocated to such Options by the parties thereto, such Options shall be deemed to have been issued for such consideration as determined in accordance with Section A.4(e)(iii).

(vii)    Record Date. In case the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them (A) to receive a dividend or other distribution payable in Common Stock, Options or Convertible Securities or (B) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issuance or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

(viii)    Treasury Shares. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation; provided, that the disposition of any such shares shall be considered an issuance or sale of Common Stock for the purpose of this Section A.7.

(ix)    Other Issuances or Sales. In calculating any adjustment to the applicable Conversion Price pursuant to this Section A.7(a): any Options or Convertible Securities that provide, as of the effective date of such adjustment, for the issuance upon exercise or conversion thereof of an indeterminable number of shares of Common Stock shall (together with the shares of Common Stock issuable upon exercise or conversion thereof) be disregarded; provided, that at such time as the number of shares of Common Stock issuable upon exercise or conversion of such Options or Convertible Securities becomes determinable, the applicable Conversion Price shall be adjusted as provided in Section A.7(a)(iii) above.

(b)    Certain Issues of Common Stock Excepted. Anything herein to the contrary notwithstanding, the Corporation shall not be required to make any adjustment of the applicable Conversion Price in the case of the issuance from and after the Filing Date of (collectively, the “Excluded Shares”):

(i)    shares of Common Stock issued upon conversion of, or exchange for, shares of Preferred Stock;

(ii)    up to 9,200,000 shares of Common Stock or options therefor issued to directors, officers, employees or consultants of the Corporation in connection with their service as directors of the Corporation, their employment by the Corporation or their retention as consultants by the Corporation, in each case, authorized by the Board of Directors;

(iii)    Common Stock issued pursuant to a transaction described in Section A.7(c) or A.7(d) hereof;

(iv)    Capital stock, or options or warrants to purchase capital stock, issued to financial institutions or lessors in connection with commercial credit arrangements, equipment financings or similar transactions, the terms of which are approved by the Board of Directors;

(v)    Shares of Common Stock or Preferred Stock issuable upon exercise of warrants outstanding as of the Filing Date;

(vi)    Capital stock, or warrants or options to purchase capital stock, issued in connection with bona fide acquisitions, mergers or similar transactions, the terms of which are approved by the Board of Directors; provided, that if such issuance represents more than 10% of the Company’s outstanding shares of capital stock, then such approval by the Board of Directors must include the Class B Preferred Director;

(vii)    Shares of Common Stock issued upon conversion of the Preferred Stock;

(viii)    Shares of Common Stock issued or issuable in a public offering prior to or in connection with which all outstanding shares of Preferred Stock will be converted to Common Stock; and

(ix)    Shares of Class A-1 Preferred Stock, Class A-2 Preferred Stock, Class B Preferred Stock and Class B-1 Preferred Stock approved by the Board of Directors.

(c)    Subdivision or Combination of Common Stock. In case the Corporation shall at any time after the Filing Date subdivide its outstanding shares of Common Stock into a greater number of shares (by any stock split, stock dividend or otherwise), the applicable Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced, and, conversely, in case the Corporation shall at any time after the Filing Date combine its outstanding shares of Common Stock into a smaller number of shares (by any reverse stock split or otherwise), the applicable Conversion Price in effect immediately prior to such combination shall be proportionately increased. In the case of any such subdivision, no further adjustment shall be made pursuant to Section A.7(a)(iv) by reason thereof.

(d)    Reorganization or Reclassification. If any capital reorganization or reclassification of the capital stock of the Corporation shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization or reclassification, lawful and adequate provisions shall be made whereby each holder of a share or shares of Preferred Stock shall thereupon have the right to receive, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore receivable upon the conversion of such share or shares of Preferred Stock, as the case may be, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such Common Stock immediately theretofore receivable upon such conversion had such reorganization or reclassification not taken place, and in any such case appropriate provisions shall be made with respect to the rights and interests of such holder to the end that the provisions hereof (including, without limitation, provisions for adjustments of the applicable Conversion Price) shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise of such conversion rights.

8.    Covenants.

(a)    The Corporation shall not, and shall cause each of its subsidiaries and Affiliates not to, (in each and any case, by merger, consolidation, operation of law or otherwise), without first having provided written notice of such proposed action to each holder of outstanding shares of Class B-1 Preferred Stock and having obtained the affirmative vote or written consent of the holders of a Class B-1 Majority Interest:

(i)    increase the total number of shares of Class B-1 Preferred Stock that the Corporation shall have the authority to issue, or reclassify any capital stock; or

(ii)    amend, alter or repeal (whether by merger, consolidation, operation of law, or otherwise) any of the rights, preferences, or privileges of the Class B-1 Preferred Stock.

(b)    The Corporation shall not, and shall cause each of its subsidiaries and Affiliates not to, (in each and any case, by merger, consolidation, operation of law or otherwise), without first having provided written notice of such proposed action to each holder of outstanding shares of Class B Preferred Stock and having obtained the affirmative vote or written consent of the holders of a Majority Interest:

(i)    authorize or issue, or obligate itself to issue, any equity securities ranking senior to or on parity with the Class B Preferred Stock as to liquidation, sale or merger preferences, redemption, or dividend rights, or with any special voting rights;

(ii)    increase the total number of shares of Class B Preferred Stock that the Corporation shall have the authority to issue, or reclassify any capital stock;

(iii)    declare or pay any dividends other than dividends on the Class B Preferred Stock as provided in Section A.3 or make any distributions of cash, property or securities of the Corporation in respect of its capital stock, or apply any of its assets to the redemption, retirement, purchase or other acquisition of its capital stock, directly or indirectly, through subsidiaries or otherwise, except for (1) the redemption of Class B Preferred Stock pursuant to and as provided in this Amended and Restated Certificate of Incorporation, (2) the repurchase of Excluded Shares described in Section A.7(b)(ii) above, or (3) dividends or distributions payable solely in shares of Common Stock;

(iv)    authorize, incur or issue, or obligate itself to incur or issue, any indebtedness (including for these purposes, all debt, liens, guarantees, leases (other than operating leases) and negative pledges) in excess of one-half (0.5) times the amount of the Corporation’s total subscription annualized recurring revenue;

(v)    amend, alter or repeal (whether by merger, consolidation, operation of law, or otherwise) any of the rights, preferences, or privileges of the Class B Preferred Stock;

(vi)    authorize or undertake any public offering of the Corporation’s capital stock or other securities priced at an implied pre-offering equity value of the Corporation of less than $300 million;

(vii)    make, or permit any subsidiary, if any, to make any material change in the nature of its business as of the date hereof the effect of which would be to subject any holder of Class B Preferred Stock to any material and adverse regulatory consequences; or

(viii)    enter into any agreement to do any of the foregoing that is not expressly made conditional on obtaining the affirmative vote or written consent of a Majority Interest.

(c)    The Corporation shall not, and shall cause each of its subsidiaries and Affiliates not to, (in each and any case, by merger, consolidation, operation of law or otherwise), without first having provided written notice of such proposed action to each holder of outstanding shares of Preferred Stock and having obtained the affirmative vote or written consent of the holders of a majority of the then outstanding shares of Preferred Stock voting together as a single class:

(i)    alter or change the rights, preferences or privileges of any such series so as to affect such shares adversely;

(ii)    take any action that would result in taxation of the holders of shares of the Preferred Stock under Section 305 of the Internal Revenue Code of 1986, as amended, or any comparable provision of the Internal Revenue Code as hereafter from time to time amended;

(iii)    authorize or issue, or obligate itself to issue, any other equity security, including any other security convertible into or exercisable for any equity security, having rights, preferences or privileges superior to or on a parity with any series or class of Preferred Stock in terms of dividends, liquidation or redemption;

(iv)    increase the authorized number of shares of Common Stock or Preferred Stock of the Corporation;

(v)    declare or pay any dividends other than dividends on the Class B Preferred Stock and Class B-1 Preferred Stock as provided in Section A.3 or make any distributions of cash, property or securities of the Corporation in respect of its capital stock, or apply any of its assets to the redemption, retirement, purchase or other acquisition of its capital stock, directly or indirectly, through subsidiaries or otherwise, except for (1) the redemption of Class B Preferred Stock or Class B-1 Preferred Stock pursuant to and as provided in this Amended and Restated Certificate of Incorporation, (2) the repurchase of Excluded Shares described in Section A.7(b)(ii) above, or (3) dividends or distributions payable solely in shares of Common Stock;

(vi)    approve or effect (A) any liquidation, dissolution, recapitalization or reorganization, including any merger or transaction in which control of the Corporation is transferred or (B) any sale of substantially all of the Corporation’s assets; or

(vii)    authorize or approve any change in the number of authorized directors of the Corporation.

Further, the Corporation shall not, by amendment, alteration or repeal of this Amended and Restated Certificate of Incorporation (whether by merger, consolidation, operation of law, or otherwise) or through any Liquidation Event, any event described in Section A.4(d) hereof, or any other reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, agreement or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation and shall at all times in good faith assist in the carrying out of all the provisions of this Article IV and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holders of the Class B Preferred Stock and Class B-1 Preferred Stock against impairment. Any successor to the Corporation shall agree in writing, as a condition to such succession, to carry out and observe the obligations of the Corporation hereunder with respect to the Class B Preferred Stock and Class B-1 Preferred Stock. For the purpose of this Section A.8, “Affiliate” shall mean each person that controls, is controlled by or is under common control with the Corporation or any Affiliate of such person, through the power, directly, or indirectly, to direct or cause the direction of the management and policies of such person whether by contract or otherwise.

9.    Notice; Adjustments; Waivers.

(a)    Liquidation Events Etc. In the event (i) the Corporation establishes a record date to determine the holders of any class of securities who are entitled to receive any dividend or other distribution or who are entitled to vote at a meeting (or by written consent) in connection with any of the transactions identified in clause (ii) hereof, or (ii) any Liquidation Event, event deemed a Liquidation Event pursuant to Section A.4(d) hereof, QPO or any other public offering becomes reasonably likely to occur, the Corporation shall mail or cause to be mailed by first class mail (postage prepaid) to each holder of Preferred Stock at least thirty (30) days prior to such record date specified therein or the expected effective date of any such transaction, whichever is earlier, a notice specifying (A) the date of such record date for the purpose of such dividend or distribution or meeting or consent and a description of such dividend or distribution or the action to be taken at such meeting or by such consent, (B) the date on which any such Liquidation Event, event deemed a Liquidation Event pursuant to Section A.4(d) hereof, QPO or other public offering is expected to become effective, and (C) the date on which the books of the Corporation shall close or a record shall be taken with respect to any such event. Such notice shall be accompanied by a certificate prepared by the chief financial officer of the Corporation describing in detail (1) the facts of such transaction, (2) the amount(s) per share of Preferred Stock or Common Stock each holder of Preferred Stock would receive pursuant to the applicable provisions of this Amended and Restated Certificate of Incorporation, and (3) the facts upon which such amounts were determined.

(b)    Adjustments; Calculations. Upon the occurrence of each adjustment or readjustment of the applicable Conversion Price pursuant to Section A.7, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Preferred Stock a certificate setting forth in detail (i) such adjustment or readjustment, (ii) the applicable Conversion Price before and after such adjustment or readjustment, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of such holder’s shares of Preferred Stock. All such calculations shall be made to the nearest cent or to the nearest one hundredth (1/100) of a share as the case may be.

(c)    Waiver of Notice. The holder or holders of a Majority Interest, as to the Class B Preferred Stock, a Class B-1 Majority Interest, as to the Class B-1 Preferred Stock, and a majority of the outstanding Preferred Stock, as to the Preferred Stock, may, at any time upon written notice to the Corporation, waive any notice (prospectively or retrospectively) or certificate delivery provisions specified herein for the benefit of such holders, and any such waiver shall be binding upon all holders of such securities.

(d)    Other Waivers. The holder or holders of a Majority Interest, as to the Class B Preferred Stock, a Class B-1 Majority Interest, as to the Class B-1 Preferred Stock, and a majority of the outstanding Preferred Stock, as to the Preferred Stock, may, at any time upon written notice to the Corporation, waive (prospectively or retrospectively) compliance by the Corporation with any term or provision herein, provided that any such waiver does not affect any holder of outstanding shares of Preferred Stock in a manner materially different than any other holder, and any such waiver shall be binding upon all holders of Preferred Stock and their respective transferees.

10.    No Reissuance of Preferred Stock. No share or shares of Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the Corporation shall be authorized to issue.

11.    Contractual Rights of Holders. The various provisions set forth herein for the benefit of the holders of the Preferred Stock shall be deemed contract rights enforceable by them, including, without limitation, one or more actions for specific performance.

B.    COMMON STOCK

1.    Voting.

(a)    Election of Directors. The holders of Common Stock, voting as a separate class, shall be entitled to elect two (2) directors and the holders of Common Stock, voting together with the holders of outstanding Preferred Stock as a single class, shall be entitled to elect all of the directors of the Corporation other than those elected by the holders of Preferred Stock pursuant to Section A.2 above. Such director(s) shall be elected by a plurality vote, with the elected candidates being the candidates receiving the greatest number of affirmative votes (with each holder entitled to cast one vote for or against each candidate with respect to each share held by such holder), with votes cast against such candidates and votes withheld having no legal effect. The election of such directors shall occur at the annual meeting of holders of capital stock or at any special meeting called and held in accordance with the by-laws of the Corporation, or by consent in lieu thereof in accordance with this Amended and Restated Certificate of Incorporation and applicable law.

(b)    Voting Generally. Except as otherwise expressly provided herein or required by-law, each holder of outstanding shares of Common Stock shall be entitled to one (1) vote in respect of each share of Common Stock held thereby of record on the books of the Corporation for the election of directors and on all matters submitted to a vote of stockholders of the Corporation. Notwithstanding the provisions of Section 242(6)(2) of the Delaware General Corporation Law, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of a majority of the outstanding shares of Common Stock and Preferred Stock voting together as a single class.

2.    Dividends. Subject to the payment in full of all preferential dividends to which the holders of the Preferred Stock are entitled hereunder, the holders of Common Stock shall be entitled to receive dividends out of funds legally available therefor at such times and in such amounts as the Board of Directors may determine in its sole discretion, with holders of Preferred Stock and Common Stock sharing pari passu in such dividends, as contemplated by Section A.3.

3.    Liquidation. Upon any Liquidation Event, after the payment or provision for payment of all debts and liabilities of the Corporation and all preferential amounts to which the holders of Preferred Stock are entitled with respect to the distribution of assets in liquidation, the holders of Common Stock shall be entitled to share ratably in the remaining assets of the Corporation available for distribution, as contemplated by Section A.4.

ARTICLE V

In furtherance of and not in limitation of powers conferred by statute, it is further provided:

1.    Election of Directors need not be by written ballot unless the by-laws of the Corporation so provide.

2.    Except as provided in Sections A.8(a)(ii) and (b)(v), the Board of Directors is expressly authorized to adopt, amend or repeal the by-laws of the Corporation to the extent specified therein.

ARTICLE VI

Meetings of stockholders may be held within or without the State of Delaware, as the by-laws may provide.

ARTICLE VII

To the extent permitted by-law, the books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated in the by-laws of the Corporation or from time to time by the Board of Directors,

ARTICLE VIII

To the fullest extent permitted by the Delaware General Corporation Law as the same exists and may be amended from time to time hereafter, a Director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director of the Corporation, except for liability (a) for any breach of the Director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the Delaware General Corporation Law, or (d) for any transaction from which the Director derived an improper personal benefit. If the Delaware General Corporation Law is amended after the Filing Date to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware.

Any repeal or modification of this Article VIII by the stockholders of the Corporation or by an amendment to the Delaware General Corporation Law shall not adversely affect any right or protection existing at the time of such repeal or modification with respect to any acts or omissions occurring either before such repeal or modification of a person serving as a Director prior to or at the time of such repeal or modification.

ARTICLE IX

The Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (i) any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries, or (ii) any holder of Class B Preferred Stock or Class B-1 Preferred Stock or any partner, member, director, stockholder, employee or agent of any such holder, other than someone who is an employee of the Corporation or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation.

ARTICLE X

Except as otherwise provided herein, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.